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                                                                    Exhibit 99.1

                                  GMARKET INC.
                                 CODE OF ETHICS

The purpose of this Code of Ethics (this "Code") is to provide guidelines for the directors, officers and employees of Gmarket Inc. ("Gmarket") in conducting business activities of Gmarket, such that Gmarket shall be able to carry out its business in an ethical and fair manner in accordance with applicable laws and governmental rules and regulations.

This Code applies to all directors, officers and employees of Gmarket (collectively, the "Personnel"), and all Personnel must comply with this Code and seek to avoid even the appearance of improper behavior. This Code covers a wide range of business practices and procedures, but does not and cannot address every potential issue or concern that may arise in the course of the day-to-day operation of Gmarket. Instead, this Code sets out the basic principles to guide those to whom this Code applies. This Code will be made accessible to and, where and as appropriate, adhered to by Gmarket's agents and representatives, including consultants.

In particular, this Code is designed to deter wrongdoing and to:

      - Promote honest and ethical conduct (including fair dealing and ethical handling of conflicts of interest);

      -     Promote full, fair, accurate, timely and understandable disclosure;

      - Promote compliance with applicable laws and governmental rules and regulations; and

      - Ensure the protection of Gmarket's legitimate business interests, including its business opportunities, assets and confidential information.

APPLICABLE LAWS, REGULATIONS AND POLICIES

The Personnel shall comply with all applicable laws, rules and regulations where Gmarket conducts its business. The Personnel should try to become familiar with the major laws and regulations relevant to the business of Gmarket, and ask questions to Gmarket's legal department (the "Legal Team") whenever there is any uncertainty or doubt as to whether a contemplated action is in compliance with applicable laws, rules and regulations.

CUSTOMERS

Gmarket seeks to provide excellent service to buyers and sellers conducting transactions on its e-commerce marketplace ("customers"). To this end, the Personnel of Gmarket

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shall abide by the following principles.

      -     Gmarket shall act in good faith in its dealings with its customers.

      - Gmarket shall respect the views of its customers, including suggestions and requests made by the customers concerning services offered by Gmarket. Moreover, Gmarket shall seek to address all customer complaints promptly and fairly.

      - Gmarket shall provide its customers with all facts which the customers should be aware of concerning the services offered by Gmarket, including any change to the terms and conditions of use.

The Personnel shall maintain the confidentiality of information entrusted to them by Gmarket or its customers, except when disclosure is duly authorized or legally mandated. Confidential information includes all non-public information that may be of use to Gmarket's competitors, or harmful to Gmarket or its customers, if disclosed.

SHAREHOLDERS

Gmarket shall endeavor to maximize shareholder value. The Personnel of Gmarket shall implement the following principles.

      - Gmarket shall seek to maximize shareholder value by achieving profitability through sound management.

      - Gmarket shall respect the rights of its shareholders, including the right to obtain adequate access to information concerning management and corporate decision-making.

EMPLOYMENT PRACTICES

The Personnel shall seek to create a workplace environment that is harmonious, respectful of the rights of all Personnel, and conducive to attaining excellence in the quality of service provided to Gmarket's customers. The Personnel of Gmarket shall respect each other as a member of the same community, and shall endeavor to create and maintain a harmonious corporate culture. To achieve this objective, the following principles shall be implemented at all times.

      - Gmarket shall not engage in any discriminatory employment practice, whether on the basis of place of birth, gender, marital status, physical disability or any other characteristic whether or not protected by law.

      - Sexual harassment is strictly prohibited on the part of the Personnel as well as any party providing services to Gmarket, including temporary worker, independent contractor or other professional service provider of Gmarket.

      - Personnel decisions, including promotion, shall be made fairly based on merit; that is, capability, effort and degree of contribution made by the Personnel concerned.

If any Personnel reports any instance of discriminatory practice or an act of harassment,

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which shall be made to the Legal Team, Gmarket shall take immediate action to address any such wrongdoing.

COMPETITORS AND BUSINESS PARTNERS

Gmarket prides itself on being a responsible corporate citizen. Gmarket shall continue to abide by the following principles.

      - Gmarket shall respect its competitors and compete fairly and honestly with them. Gmarket shall not seek competitive advantage obtained through unethical or illegal means.

      - Gmarket shall not take unfair advantage of any person through concealment, manipulation or abuse of privileged information, misrepresentation of material facts or any unfair business practice.

CONFLICT OF INTEREST

A "conflict of interest" occurs when the private interest of a Personnel interferes in any way - or even appears to interfere - with the interests of Gmarket. A conflict situation can arise when a Personnel takes actions or has interests that may make it difficult to perform his or her duty to Gmarket in an objective and effective manner.

Conflict of interest adversely affects Gmarket and shall be avoided to the fullest extent possible. In this regard, the Personnel of Gmarket shall comply with the following guidelines.

      - The Personnel shall not take for themselves personally opportunities that are discovered through the use of corporate property, information or position.

      - The Personnel shall not use corporate property, information or position for personal gain, or compete with Gmarket for personal gain.

      - The Personnel shall not make any personal investments in any competitor, customer or supplier of Gmarket without the prior approval of the Audit Committee (the "Audit Committee") of Gmarket's Board of Directors (the "Board of Directors") if there is a possibility of conflict of interest.

      - Any giving or receiving of gifts and entertainment shall be made with a view to full compliance with both the spirit and the provisions of this Code. Any giving or receipt of a gift or entertainment that is intended to or is likely to affect business decision on the part of the Personnel or the counterpart of such Personnel should be checked in advance with the Legal Team. Any gifts of cash or cash equivalents (including gift certificates, etc.) in any amount are prohibited and must be returned promptly to the donor. Please note that Gmarket's customers and business partners also generally maintain policies concerning receiving gifts and entertainment, and please be careful not to cause any violation of such policies on the part of customers or business partners.

      - The Personnel shall not enter into any business relationship on behalf of

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            Gmarket with a close relative or friends, for example, as a supplier or advisor, without first consulting the Legal Team.

If a conflict of interest situation cannot be avoided, or if there is any question as to whether there is such conflict of interest involving your activities or relationships, please consult with the Head of the Legal Team.

Moreover, the Personnel shall become familiar with and adhere to the following guidelines concerning insider trading.

      - The Personnel shall not profit from non-public information relating to Gmarket or any other company. The Personnel shall not purchase or sell any of Gmarket's securities while in possession of material non-public information relating to Gmarket. Also, no Personnel may purchase or sell securities of any other company while in possession of any material non-public information relating to such company.

      - It is also prohibited for any Personnel to pass any material non-public information on to someone who may purchase or sell securities.

      - Any Personnel who has any question concerning the potential purchase or sale of securities of Gmarket or any other company he or she becomes familiar with as a result of his or her employment with Gmarket should consult with the Head of the Legal Team before making any such purchase or sale.

PROTECTION AND PROPER USE OF COMPANY ASSETS

Any use of Gmarket's assets that is not for a legitimate business purpose directly affects Gmarket's profitability. Accordingly, the Personnel shall protect, and ensure the efficient use of, Gmarket's assets.

Furthermore, the Personnel of Gmarket have an obligation to ensure that the resources of Gmarket are used for appropriate purposes. For example, Gmarket shall not provide its organization, funds, personnel and/or facilities, etc., for a political cause and shall not support or oppose any political party or candidate.

INTERNAL CONTROLS AND PUBLIC DISCLOSURE

One of the key goals of Gmarket is to establish and maintain an effective system of internal control and disclosure, and provide accurate and timely disclosure in documents Gmarket files with or submits to the SEC and other relevant supervisory bodies.

The Personnel shall, to the extent applicable, record and report all transactions accurately and in a timely manner. The Personnel shall not engage in, authorize or acquiesce in any activity in furtherance of accounting fraud or irregularity, including but not limited to, falsifying records. If any such wrongful activity is suspected, a report shall be made immediately to the Audit Committee and the Head of the Legal Team, and prompt action shall be taken to address any such wrongful activity.

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The Personnel shall fully cooperate with the Accounting, Finance and Legal Teams so that Gmarket may fulfill financial reporting and periodic disclosure requirements of Gmarket in a timely manner.

All Personnel involved in Gmarket's disclosure process, including the Chief Executive Officer and the Chief Financial Officer, shall become familiar with and comply with Gmarket's disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that Gmarket's reports and documents filed with or submitted to the SEC (or any other relevant governmental authority) comply in all material respects with the applicable laws and governmental rules and regulations.

Each Personnel involved in Gmarket's disclosure process shall comply with the following guidelines:

      - The Personnel shall familiarize himself or herself with the disclosure requirements applicable to Gmarket, as well as the business and financial operations of Gmarket.

      - The Personnel shall not knowingly misrepresent, or cause others to misrepresent, facts concerning Gmarket to others, including to its outside auditors and governmental regulators.

      - The Personnel shall review and analyze any proposed disclosure to ensure accuracy and completeness (or, where appropriate, delegate this task to others).

WAIVERS AND AMENDMENTS

Gmarket may grant waivers of provisions of this Code in appropriate circumstances. A waiver of any provision of this Code may be granted only by the Board of Directors. Any grant of waiver shall be disclosed as required by applicable law or regulation.

Amendments to this Code must be in writing and approved by the Board of Directors.

DEALING WITH VIOLATION

All Personnel shall comply with the provisions of this Code. In case of any violation of this Code, Gmarket shall seek to ensure that such violation does not recur, including by conducting training of the Personnel, as appropriate.

In the event any Personnel is encouraged or required to act or omit to act in a manner which would likely result in a violation of this Code, or any Personnel becomes aware of any existing or potential violation of this Code, such Personnel shall notify the Head of the Legal Team immediately. Any failure on the part of Personnel to provide such notice of existing or potential violation of this Code shall constitute a violation of this Code.

No Personnel may retaliate against any other Personnel for making a report of potential

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violations that is made in good faith.

Gmarket shall immediately take appropriate measures to address any violation of this Code upon consultation with the Audit Committee. The Audit Committee is responsible for supervising compliance with this Code. Gmarket shall follow the following procedures to enforce the Code:

      - The Head of the Legal Team shall promptly submit a report of any existing or potential violation to the Audit Committee.

      - The Audit Committee shall take all appropriate measures to investigate any reported violation. All reported violations shall be treated confidentially to the extent reasonably possible.

      - Upon finding of a violation, the Audit Committee shall provide a report to the Board of Directors, in the case of directors and executive officers, or the Head of the Legal Team, in the case of employees.

      - Upon receipt of a notice of violation of this Code, and subject to applicable laws and regulations and Gmarket's Articles of Incorporation, the Board of Directors (or the Head of the Legal
            Team) shall take such disciplinary or preventive action as the Board of Directors (or the Head of the Legal Team) deems appropriate, up to and including dismissal or, in the event of criminal or other material violations of law, notification of appropriate governmental authorities.

All Personnel are reminded to exercise discretion and judgment to ensure proper adherence to the principles and procedures set forth in this Code. In case of any doubt or question concerning compliance, please consult with the Head of the Legal Team. Any report of violation or any complaint regarding prohibited conduct under this Code may be sent by mail to the following address:

            Gmarket Inc.
            8th Floor, LIG Tower
            649-11, Yeoksam-dong
            Gangnam-Gu
            Seoul, Korea
            Attention: Head of the Legal Team

NO RIGHTS CREATED

This Code is a statement of certain fundamental principles, policies and procedures that the Personnel should adhere to in the conduct of Gmarket's business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.


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